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Exhibit 18.1


Aerovox, Inc.
370 Faunce Corner Road
N. Dartmouth, MA 02747

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the Last-in, First-out (LIFO) basis of costing inventory to the First-in, First-out
(FIFO) method contained in the Company's Form 10-K for the year ended December 28, 1996. Based on our reading of the data and discussions with Company officials of the business judgement and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgement and business planning we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.



Boston, Massachusetts
February 17, 1997                          By:   /s/ Coopers & Lybrand L.L.P.
                                              ---------------------------------
                                                Coopers & Lybrand L.L.P.